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                                                             Exhibit (a)(1)(vii)

E-mail

To:    Leap Employees
From:  optionexchange@leapwireless.com

Dear Leap Employee:

         Unfortunately, your Election Form regarding Leap's option exchange and supplemental option grant program was either inaccurate or incomplete and was not accepted by the company. If you wish to exchange any of your Eligible Options, you must submit a new Form of Election Concerning Exchange of Options listing the options you elect to have exchanged and cancelled. A blank form may be obtained from Stock Administration or via the links provided below. The Stock Administration Department must receive a completed Election Form before 9:00 p.m. PST on Tuesday, December 18, 2001. If we do not receive an accurate and complete Election Form from you before the deadline, all stock options currently held by you will remain intact at their original price and original terms.

         If you have any questions, please reply to this note at optionexchange@leapwireless.com.

Thank you.


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